Rule 10b5-1 Plan Policy

                                         EXHIBIT 19.2

Effective January 1, 2024

ADC Therapeutics

Rule 10b5-1 Plan Policy

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Rule 10b5-1 Plan Policy

Table of Contents

Rule 10b5-1 Plan Policy

1Purpose

This Rule 10b5-1 Trading Plan Policy (the “Policy”) describes the requirements for how directors, officers and eligible employees of ADC Therapeutics SA (together with its subsidiaries, the “Company”) can establish trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (each such plan, a “Trading Plan”). A Trading Plan enables directors, officers and employees to sell or buy a predetermined number of shares of the Company or exercise a predetermined number of stock options at a predetermined time, including during blackout periods, while providing an affirmative defense to insider trading for transactions made under the Trading Plan.

2Eligible Persons

Directors, officers and employees who are subject to the Company’s regular quarterly blackout periods (“Eligible Persons”) may enter into Trading Plans.

3Pre-Clearance and Pre-Approval Requirements

Any employee of the Company may submit a good faith complaint regarding financial statement or other disclosures, accounting, internal accounting or disclosure controls, auditing matters or violations of law or violations of the Code of Business Conduct and Ethics without fear of dismissal or retaliation of any kind.
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5Prescribed Requirements for Trading Plans

5.1Adoption Date

An Eligible Person may enter into a Trading Plan only (1) during an “open trading window” when the Company has not imposed a regular or ad hoc blackout period and (2) at a time when he/she does not otherwise possess any material non-public information regarding the Company.

5.2Specifications

A Trading Plan must (1) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold or include an objective formula or algorithm for determining the amount of securities to be purchased or sold and the price at which and date on which the securities are to be purchased or sold and (2) not permit the Eligible Person to exercise any subsequent influence over how, when or whether to affect purchases or sales.

Rule 10b5-1 Plan Policy

5.3Duration

Trading Plans may not have a duration of less than six months or more than two years.

5.4Commencement of Transactions

For directors and officers, transactions may not commence under a Trading Plan until the Trading Plan is approved by the Company and a cooling-off period has passed, which is the later of (x) 90 days following the adoption of the Trading Plan and (y) two business days following the filing of the Company’s Form 10-K or 10-Q covering the period in which the Trading Plan is adopted, subject to a maximum of 120 days after adoption.
For Eligible Persons other than directors and officers, transactions may not commence under a Trading Plan until a cooling-off period has passed, which is 30 days following the adoption of the Trading Plan.

5.5Suspensions

A Trading Plan must provide for suspension of trades under such plan if legal, regulatory or contractual restrictions are imposed on the Eligible Person, or if these guidelines are amended, or other events occur, that would prohibit sales under such Trading Plan.

5.6Required Disclosures

Each Trading Plan must contain an explicit acknowledgement by the Eligible Person that all filings required by the Exchange Act or the Securities Act, as a result of or in connection with trades under such Trading Plan, are the sole obligation of the Eligible Person and not the Company.
To the extent that sales made under a Trading Plan are made pursuant to Rule 144 under the Securities Act, the Trading Plan must provide for specific procedures to comply with Rule 144, including the filing of Forms 144. To the extent that the Eligible Person is subject to Section 16 filing requirements, the Trading Plan must provide the broker will provide notice of any trades under the Trading Plan to the Eligible Person and the Company’s Stock Administrator in sufficient time to allow for the person to make timely filings under the Exchange Act.

6Modifications to and Terminations of Trading Plans
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6.1Modifications

Trading Plans may be modified only (1) for Company Insiders, if pre-approval for such modification is obtained from the Company’s Chief Legal Officer, (2) during an open trading window and (3) when the Eligible Person does not possess any material non-public information

Rule 10b5-1 Plan Policy

regarding the Company. Modification of one or more key terms of the Trading Plan, including the amount, price or timing of transactions under the Trading Plan, constitutes a termination of the Trading Plan. The Trading Plan cannot resume after a modification until after the same cooling-off period described above, as if a new Trading Plan is being adopted.

6.2Cancellations

Eligible Persons are prohibited from cancelling specific transactions under a Trading Plan.

6.3Terminations

An Eligible Person should enter into a Trading Plan with the expectation that it will not be terminated prior to its stated term. Company Insiders must obtain pre-approval from the Company’s Chief Legal Officer prior to terminating a Trading Plan. An Eligible Person who terminates a Trading Plan may not make transactions in Company stock or sell shares obtained through the exercise of stock options until 30 days following the termination date of the Trading Plan (and any such transactions must be made during an open window and pursuant to the Company’s regular pre-clearance process as described in the Company’s Insider Trading Policy).
If a Trading Plan is terminated early and another Trading Plan is already in place, the first trade under the later-commencing plan must not be scheduled to occur until after the end of the effective cooling-off period following the termination of the earlier plan.
If a Trading Plan expires according to its terms (either because all designated shares have been sold or the duration of the Trading Plan has lapsed), an Eligible Person may enter into a new Trading Plan after obtaining pre-clearance and pre-approval, as applicable and as described in this Policy.

7Limitations and Prohibited Practices

7.1Multiple Trading Plans

An Eligible Person may have only one Trading Plan in effect at any time; provided that (x) an Eligible Person may adopt a new Trading Plan so long as transactions under the later-commencing Trading Plan is not authorized to begin until all transactions under the earlier-commencing Trading Plan are completed or expire without execution (and not modified or terminated) and the cooling-off period has lapsed after the adoption of the later-commencing plan and (y) a Trading Plan will not count towards this limit if it is a “sell-to-cover plan” that (i) only authorizes sales of securities as necessary to satisfy tax withholding obligations arising solely from the vesting of limited types of compensatory awards (not including options), (ii) does not permit the Eligible Person to exercise control over the timing of sales under such Trading Plan, (iii) was adopted during an open trading window and when the Eligible Person does not

Rule 10b5-1 Plan Policy

possess any material non-public information regarding the Company and (iv) was adopted in good faith and not as part of a plan to evade the prohibition against illegal insider trading.
One Trading Plan may include multiple brokers so long as the Trading Plan acts as a single Trading Plan.

7.2Single-Trade Plans

In any 12-month period, an Eligible Person can have no more than one Trading Plan that is designed to effect the open market purchase or sale of the total amount of securities subject to the Trading Plan as one single transaction (“single-trade plan”); provided that the following do not constitute single-trade plans: (1) a Trading Plan that gives discretion to an agent over whether to execute the Trading Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time the Trading Plan’s adoption and might reasonably result in multiple transactions and (2) a sell-to-cover plan described above.

7.3Hedging

As described in the Company’s Insider Trading Policy, hedging or similar transactions designed to decrease the risks associated with holding Company securities are prohibited. Further to this end, an Eligible Person adopting a Trading Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Trading Plan and must agree not to enter into any such transaction while the Trading Plan is in effect.

8Required Disclosures

For Eligible Persons who are required to file Forms 4 and 5 with the Securities and Exchange Commission, footnote disclosure indicating that reported transactions are pursuant to a Trading Plan will be included on Forms 4 prepared by the Company.
The Company will also disclose in its Form 10-K and Form 10-Q information regarding Trading Plans adopted or terminated (which includes modifications) by directors and officers as required by SEC rules, including the identity of the person, the date of adoption or termination, the duration of the trading arrangement and the aggregate number of securities under the Trading Plan.